EX.99.(h)(iii)(B)
Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Limited Duration High Quality Bond Fund	Class A 1.05% Advisor Class 0.75% Institutional Class 0.60%	January 31, 2018

Attachment A amended: January 31, 2017

FIRST INVESTORS INCOME FUNDS

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTMENT MANAGEMENT COMPANY, INC.

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer